Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-275088) and Form S-8 (No. 333-252100 and No. 333-257895) of our report dated March 31, 2026 with respect to the consolidated financial statements of Milestone Scientific, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAS P.C.

Morristown, New Jersey

March 31, 2026